UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 12, 2010
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200  Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(866) 710-4623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On April 30, 2009, as part of Chrysler’s proposed industrial alliance with Fiat S.p.A. and its restructuring with the support of the U.S. Department of the Treasury, Ally Financial Inc. (“Ally”) entered into a legally binding Master Auto Finance Agreement Term Sheet with Chrysler (the “Term Sheet”), pursuant to which Ally has provided certain retail and wholesale financing for the Chrysler dealer network.  On August 6, 2010, Ally and Chrysler Group LLC entered into a definitive Auto Finance Operating Agreement (the “Agreement”), as contemplated by the Term Sheet, which replaces and supersedes the Term Sheet.

The financial services to be rendered by Ally pursuant to the Agreement will be offered for all brands distributed through the Chrysler dealer network in the United States, Canada, and Mexico, along with other international markets upon the mutual agreement of the parties.   Ally will provide dealer financing and services and retail financing to Chrysler dealers and customers, in accordance with Ally’s credit policies and decisions.  Under the Agreement, Chrysler will provide Ally with certain privileges, including the exclusive use of Ally for designated minimum threshold percentages of certain of Chrysler’s retail financing rate incentive programs.  The Agreement extends through April 30, 2013, with automatic one-year renewals unless either Ally or Chrysler decides not to renew.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLY FINANCIAL INC. (Registrant)

Dated: August 12, 2010	/S/ David J. DeBrunner David J. DeBrunner Vice President, Chief Accounting Officer and Controller